Exhibit 99.1

Press Information 2211 H. H. Dow Way Midland, MI 48674 dow.com

Samuel R. Allen elected to Dow Board of Directors

MIDLAND, Mich. – June 13, 2019 – Dow (NYSE: DOW) today announced that Samuel R. Allen, chairman and chief executive officer of Deere & Company, has been elected to Dow’s Board of Directors, effective August 1, 2019.

Mr. Allen brings to Dow’s board extensive corporate experience and knowledge of international business operations, manufacturing, marketing and sales, as well as public company board expertise in corporate governance, compensation and board leadership. He will serve on the Corporate Governance and Compensation and Leadership Development committees of Dow’s board.

“During his 44 years with Deere & Company, Sam has helped transform its global operations and created significant shareholder value,” said Jeff Fettig, non-executive chairman of Dow’s Board of Directors. “He has played a critical role in revolutionizing business through technology and innovation, and we look forward to benefiting from his leadership and expertise.”

Mr. Allen’s appointment further strengthens the industry leadership and capital allocation expertise of Dow’s Board of Directors – six out of 10 independent directors have public company CEO or CFO experience. Dow’s board is also comprised of a strong balance of new and experienced directors with more than half joining in the past five years.

For a complete list of Dow’s board members, committee assignments and other corporate governance information, visit our Corporate Governance website.

About Dow

Dow (NYSE: DOW) combines one of the broadest technology sets in the industry with asset integration, focused innovation and global scale to achieve profitable growth and become the most innovative, customer centric, inclusive and sustainable materials science company. Dow’s portfolio of performance materials, industrial intermediates and plastics businesses delivers a broad range of differentiated science-based products and solutions for our customers in high-growth segments, such as packaging, infrastructure and consumer care. Dow operates 113 manufacturing sites in 31 countries and employs approximately 37,000 people. Dow delivered pro forma sales of approximately $50 billion in 2018. References to Dow or the Company mean Dow Inc. and its subsidiaries. For more information, please visit www.dow.com or follow @DowNewsroom on Twitter.

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®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

Samuel R. Allen elected to Dow Board of Directors

For further information, please contact:

Rachelle Schikorra

+1 989-638-4090

ryschikorra@dow.com

®TM Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow